Filed pursuant to Rule 424(b)(3)

SEC Registration No. 333-139704

[THE FOLLOWING IS TEXT TO A STICKER THAT WILL ACCOMPANY THE PROSPECTUS IN A MANNER THAT WILL NOT OBSCURE THE RISK FACTORS ON THE COVER PAGE OF THE PROSPECTUS:

SUPPLEMENTAL INFORMATION — The Prospectus of Cornerstone Growth & Income REIT, Inc. consists of this sticker, the Prospectus dated June 20, 2008 and Supplement No. 1 dated August 5, 2008]

SUPPLEMENT NO. 1

DATED AUGUST 5, 2008

TO THE PROSPECTUS DATED JUNE 20, 2008

OF CORNERSTONE GROWTH & INCOME REIT, INC.

This document supplements, and should be read in conjunction with, the prospectus of Cornerstone Growth & Income REIT, Inc. dated June 20, 2008.  As used herein, the terms “we,” “our” and “us” refer to Cornerstone Growth & Income REIT, Inc. and, as required by context, Cornerstone Growth & Income Operating Partnership, L.P., which we refer to as our “Operating Partnership.” Capitalized terms used in this supplement have the same meanings as set forth in the prospectus.

Revision to Suitability Standards in Michigan and Oregon

In addition to requiring Michigan and Oregon investors to meet the general suitability standards described in the prospectus, as of August 5, 2008 we will not sell shares to investors in Michigan or Oregon unless they represent they also have a net worth of at least 10 times their investment in us and our affiliates.

For purposes of determining suitability of an investor, net worth in all cases should be calculated excluding the value of an investor’s home, home furnishings and automobiles.  In the case of sales to fiduciary accounts, these suitability standards must be met by the fiduciary account, by the person who directly or indirectly supplied the funds for the purchase of the stock if such person is the fiduciary or by the beneficiary of the account.

Our advisor, those selling stock on our behalf and broker-dealers recommending the purchase of stock in this offering must make every reasonable effort to determine that the purchase of stock in this offering is a suitable and appropriate investment for each stockholder based on information provided by the stockholder regarding the stockholder’s financial situation and investment objectives.  See “Plan of Distribution — Suitability Standards” n the prospectus for a detailed discussion of the determinations regarding suitability that we require of all those selling stock on our behalf.

Prior Program Liquidity Events

Our sponsor, Cornerstone Leveraged Realty Advisors, LLC, and its affiliates, have sponsored two other public programs, including one REIT.   Each of these programs stated in its prospectus filed with the SEC a date by which the program might be liquidated.  Neither of these two programs has reached its respective liquidity date.  The stated liquidity dates for these programs are December 31, 2010 and September 21, 2012.  Neither of these offerings have determined to extend its liquidity date.